Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Rimage Corporation:

We consent to the incorporation by reference of our reports dated March 15, 2007, with respect to the consolidated balance sheets of Rimage Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, the related consolidated financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Rimage Corporation.

Our report on the consolidated financial statements refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment,” on January 1, 2006.

/s/   KPMG LLP

Minneapolis, Minnesota

November 12, 2007